                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        NEXSTAR PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[NEXSTAR LOGO]

                         NEXSTAR PHARMACEUTICALS, INC.
                             2860 WILDERNESS PLACE
                            BOULDER, COLORADO 80301

                                                                  April 29, 1997

To Our Stockholders:

     On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Stockholders of NeXstar Pharmaceuticals, Inc. to be held on Wednesday, May 28, 1997, at 8:30 a.m. at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado.

     The business to be acted on at the meeting is listed in the Notice of Annual Meeting of Stockholders and is described more fully in the attached Proxy Statement. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities.

     I urge you to sign and return the enclosed proxy card in the envelope provided to ensure that your shares of the Company's Common Stock will be represented and voted at the Annual Meeting. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     I look forward to personally meeting all stockholders who are able to attend.

                                            Sincerely,

                                            /s/ PATRICK J. MAHAFFY
                                            PATRICK J. MAHAFFY
                                            President and Chief Executive
                                            Officer

[NEXSTAR LOGO]

                         NEXSTAR PHARMACEUTICALS, INC.
                             2860 WILDERNESS PLACE
                            BOULDER, COLORADO 80301
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1997

     The Annual Meeting of Stockholders of NeXstar Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 28, 1997, at 8:30 a.m., Mountain Daylight Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado, for the following purposes:

     1. To elect seven (7) directors of the Company for one-year terms and until their respective successors are duly elected and qualified;

     2. To amend the 1993 Incentive Stock Plan to increase the number of shares of the Company's Common Stock reserved for issuance by 1,500,000;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed March 30, 1997 as the record date for determining stockholders entitled to vote at and to receive notice of the Annual Meeting.

                                            By order of the Board of Directors,

                                            /s/ LARRY W. SMITH

                                            LARRY W. SMITH
                                            Secretary

Boulder, Colorado
April 29, 1997

YOU ARE URGED TO SIGN AND DATE THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                         NEXSTAR PHARMACEUTICALS, INC.
                             2860 WILDERNESS PLACE
                            BOULDER, COLORADO 80301

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1997

                            ------------------------

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar Pharmaceuticals" or the "Company"), for use at the Annual Meeting of the Stockholders of the Company, to be held on Wednesday, May 28, 1997 (the "Annual Meeting"), at 8:30 a.m. Mountain Daylight Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed March 30, 1997 as the record date (the "Record Date") for the determination of the holders of the Company's Common Stock, $0.01 par value ("Common Stock"), entitled to vote at the Annual Meeting and any adjournments or postponements thereof. On the Record Date, 26,436,079 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Holders of shares of Common Stock on the Record Date are entitled to one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of a majority of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business.

     Properly executed proxies received by the Company will be voted in the manner indicated. If no choice is specified or if "Abstain" is not marked, the shares will be voted FOR all of the proposals presented, and at the discretion of the proxy holders as to any other matter to properly come before the Annual Meeting. Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any stockholder may attend the Annual Meeting and vote in person, whether or not such stockholder has previously submitted a proxy.

     The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed form of Proxy will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse them for the reasonable out-of-pocket expenses of such solicitations.

     This Proxy Statement and the accompanying proxy are first being sent or given to the Company's stockholders on or about April 30, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to the beneficial ownership of each person known to the Company to own more than 5% of the Company's outstanding Common Stock as of March 31, 1997. The information set forth below is based on information furnished by such beneficial owners to the Company.

                    NAME AND ADDRESS OF                      SHARES BENEFICIALLY    PERCENT
                     BENEFICIAL OWNER                               OWNED           OF CLASS
                    -------------------                      -------------------    --------
Warburg, Pincus Investors, L.P.............................       4,287,755           16.2%
  466 Lexington Avenue
  New York, New York 10017(1)
Warburg, Pincus Capital Partners, L.P......................       5,546,615           20.2%
  466 Lexington Avenue
  New York, New York 10017(1)
Rodman W. Moorhead, III....................................       9,834,370           35.8%
  466 Lexington Avenue
  New York, New York 10017(1)(2)
State of Wisconsin Investment Board........................       2,237,700            8.5%
  P.O. Box 7842
  Madison, Wisconsin 53707

---------------

(1) Warburg, Pincus Investors, L.P. ("WPI") and Warburg, Pincus Capital Partners, L.P. ("WPCP") are Delaware limited partnerships whose sole general partner in each case is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPI and WPCP. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of each of WPI and WPCP, has a 20% interest in the profits of WPI and a 20% interest in the profits of WPCP. Mr. Rodman W. Moorhead, III, a director of the Company, is a Senior Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Moorhead may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPI, WPCP and WP. The total for WPCP includes 1,035,294 shares of Common Stock reserved for issuance upon the exercise of warrants held by WPCP.

(2) All of the shares indicated as owned by Mr. Moorhead are owned directly by WPI and WPCP and are included because of Mr. Moorhead's affiliation with WPI and WPCP. Mr. Moorhead disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Footnote (1) above.

STOCK OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of March 31, 1997 by each director of the Company, each person nominated to be a director of the Company, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and the directors, director nominees and all of the executive officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENT
                            NAME                                OWNED(1)        OF CLASS
                            ----                              ------------      --------
Lawrence M. Gold, Ph.D.(2)..................................      894,466         3.4%
John D. Baldeschwieler, Ph.D.(3)............................      147,327            *
James A. Eskridge(4)........................................       25,100            *
Judith A. Hemberger, Ph.D...................................            0            *
David I. Hirsh, Ph.D.(5)....................................       39,016            *
Roger G. Kennedy(6).........................................       29,867            *
Patrick J. Mahaffy(7).......................................      458,500         1.7%
Rodman W. Moorhead, III(8)..................................    9,834,370        35.8%
Carl F. Pollard(9)..........................................      114,627            *
Michael E. Hart(10).........................................       75,970            *
Crispin G.S. Eley, D. Phil.(11).............................       74,623            *
Paul G. Schmidt, Ph.D.(12)..................................      103,890            *
All directors, director nominees and executive officers as a
  group (21 persons)(13)....................................   12,191,453        43.6%

---------------

 *  Less than 1% of the Company's outstanding Common Stock.

 (1) Unless otherwise indicated, each person listed as the beneficial owner of shares of Common Stock has the sole voting power and investment power with respect to such shares.

 (2) The amount shown includes 85,000 shares of Common Stock held by members of Dr. Gold's immediate family in which shares Dr. Gold disclaims beneficial ownership.

 (3) The amount shown includes 88 shares of Common Stock owned by Dr. Baldeschwieler's spouse in which shares Dr. Baldeschwieler disclaims beneficial ownership. The amount shown includes 55,000 shares of Common Stock owned by the John D. Baldeschwieler, Inc. Profit Sharing Trust and 1,911 shares owned by the John D. Baldeschwieler, Inc. Pension Trust, in which trusts Dr. Baldeschwieler is the sole trustee and sole beneficiary. The amount shown also includes options to purchase 22,000 shares of Common Stock which are exercisable within 60 days.

 (4) The amount shown represents options to purchase 25,100 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Mr. Eskridge to purchase 7,500 shares of Common Stock which are not exercisable within 60 days.

 (5) The amount shown includes 5,352 shares of Common Stock owned by Dr. Hirsh's wife and 704 shares owned by Dr. Hirsh's sons in which shares Dr. Hirsh disclaims beneficial ownership. The amount also includes 1,980 shares of Common Stock which are owned as a joint tenant with Dr. Hirsh's wife. The amount shown includes options to purchase 7,500 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Dr. Hirsh to purchase 7,500 shares of Common Stock which are not exercisable within 60 days.

 (6) The amount shown represents shares held in trust, including 17,899 shares held in trust in which Mr. Kennedy is the primary trustee.

 (7) The amount shown includes options to purchase 25,000 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Mr. Mahaffy to purchase 100,000 shares of Common Stock which are not exercisable within 60 days.

 (8) All of the shares indicated as owned by Mr. Moorhead are owned directly by WPI and WPCP and are included because of Mr. Moorhead's affiliation with WPI and WPCP. Mr. Moorhead disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Footnotes (1) and (2) under "Stock Ownership of Certain Beneficial Owners."

 (9) The amount shown includes options to purchase 7,500 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Mr. Pollard to purchase 7,500 shares of Common Stock which are not exercisable within 60 days.

(10) The amount shown represents 437 shares of Common Stock credited to Mr. Hart's account under the Company's 401(k) Retirement Savings Plan (the "Company's 401(k) Plan") and options to purchase 75,533 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Mr. Hart to purchase 2,786 shares of Common Stock which are not exercisable within 60 days.

(11) The amount shown includes 2,979 shares of Common Stock credited to Dr. Eley's account under the Company's 401(k) Plan and options to purchase 60,873 shares of Common Stock which are exercisable within 60 days. The amount shown also includes 2,904 shares of Common Stock owned jointly with Dr. Eley's father in which shares Dr. Eley disclaims beneficial ownership. The amount shown does not include options held by Dr. Eley to purchase 17,786 shares of Common Stock which are not exercisable within 60 days.

(12) The amount shown includes 2,781 shares of Common Stock credited to Dr. Schmidt's account under the Company's 401(k) Plan and options to purchase 88,513 shares of Common Stock which are exercisable within 60 days. The amount shown does not include options held by Dr. Schmidt to purchase 7,786 shares of Common Stock which are not exercisable within 60 days.

(13) The amount shown includes 522,448 shares of Common Stock issuable upon options exercisable within 60 days.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven members. Accordingly, at the Annual Meeting, seven directors will be elected to hold office for one-year terms and until their successors have been elected and qualified. The election of each nominee as a director requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Absent instructions to the contrary, proxies will be voted FOR the election of the persons listed below. In the event that any nominee for election as director becomes unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Certain information regarding each nominee is set forth below.

                                    NOMINEES

LAWRENCE M. GOLD, PH.D.

     Dr. Gold, 55, a founder of the Company, has been a director of the Company since its inception in 1991 and has served as Chairman of the Board of Directors since February 1993. He was Executive Vice President of Research and Development of NeXstar Pharmaceuticals from March 1991 to February 1995. In February 1995, Dr. Gold was named Chief Scientific Officer of the Company. Dr. Gold was Chairman of the Department of Molecular, Cellular and Developmental Biology at the University of Colorado at Boulder ("CU") from 1988 to 1992. In addition to his full-time duties at the Company, Dr. Gold has been a professor at CU since 1970 and has received the CU Distinguished Lectureship Award. From January 1981 to June

1988, Dr. Gold served as Founder and Co-Director of Research for Synergen, Inc., a biopharmaceutical company located in Boulder, Colorado. Dr. Gold is a recipient of the National Institutes of Health Merit Award and Career Development Award. Dr. Gold received an A.B. in Biochemistry from Yale University and a Ph.D. in Biochemistry from the University of Connecticut. Dr. Gold is a member of the National Academy of Sciences.

JOHN D. BALDESCHWIELER, PH.D.

     Dr. Baldeschwieler, 63, is a founder of Vestar, Inc. ("Vestar"), which merged with the Company in February 1995, and served as Chairman of the Vestar Board of Directors from Vestar's inception in April 1981 to January 1993 and as a director through February 1995. He has served as a director of NeXstar Pharmaceuticals since February 1995. He is currently a Professor of Chemistry at the California Institute of Technology and was Chairman of the Division of Chemistry and Chemical Engineering from 1973 to 1978. Dr. Baldeschwieler was Deputy Director of the Office of Science and Technology, Executive Office of the President from 1971 to 1973, and previously served on the faculties of Stanford and Harvard Universities. He received a Ph.D. in Physical Chemistry from the University of California at Berkeley. Dr. Baldeschwieler is a member of the National Academy of Sciences and the American Philosophical Society.

JUDITH A. HEMBERGER, PH.D.

     Dr. Hemberger, 49, has been the Senior Vice President, Global Drug Regulatory Affairs, for Hoechst Marion Roussel, Inc. since 1995 after serving as Vice President, Global Medical Affairs and Commercial Development; Vice President, Global Regulatory and Medical Affairs; Vice President, Global Regulatory Affairs and Scientific Communications; and Vice President, Regulatory Affairs and Scientific Communications for Marion Merrell Dow Inc. from 1989 to 1995. From 1979 to 1989, Dr. Hemberger served in various capacities at Marion Laboratories, Inc., including as Vice President, Regulatory Affairs and Scientific Communications. She received a B.S. from Mount St. Scholastica College, an M.B.A. from Rockhurst College and a Ph.D. from the University of Missouri.

DAVID I. HIRSH, PH.D.

     Dr. Hirsh, 58, has been a director of NeXstar Pharmaceuticals since February 1993. He currently is the Robert Wood Johnson, Jr. Professor and Chairman of the Department of Biochemistry and Molecular Biophysics at Columbia University's College of Physicians and Surgeons. Dr. Hirsh has been a professor at Columbia University since July 1990. Dr. Hirsh received a B.A. in Biology from Reed College and a Ph.D. in Biochemistry from Rockefeller University.

ROGER G. KENNEDY

     Mr. Kennedy, 70, served as the Director of the U.S. National Park Service from 1993 to March 1997 after having served as the Director of the National Museum of American History of the Smithsonian Institution from 1979 to 1993. Prior to his association with the Smithsonian Institution, Mr. Kennedy was Vice President, Finance and Senior Financial Officer of The Ford Foundation. He has been a member of the Finance Committee of the American Association for the Advancement of Science, chairman of several finance committees for major foundations and a financial advisor to many universities, including Harvard, Princeton, Stanford and Yale. In addition, Mr. Kennedy served on the Vestar Board of Directors from 1989 to 1993.

PATRICK J. MAHAFFY

     Mr. Mahaffy, 34, has been President and Chief Executive Officer of NeXstar Pharmaceuticals since June 1992 and has served as a director since the Company's inception in 1991. Prior to joining NeXstar Pharmaceuticals, Mr. Mahaffy was employed beginning in 1986 by E.M. Warburg, Pincus & Co., LLC, a specialized financial services firm, where he last served as a Vice President. Mr. Mahaffy received a B.A. in

International Affairs from Lewis and Clark College and an M.A. in International Affairs from Columbia University.

RODMAN W. MOORHEAD, III

     Mr. Moorhead, 53, has served as a director of NeXstar Pharmaceuticals since June 1992 and was a director of Vestar from 1984 to February 1995. He has been employed since 1973 by E. M. Warburg, Pincus & Co., LLC., where he currently serves as a Senior Managing Director. He is a director of Value Health, Inc., a managed health care company, Transkaryotic Therapies, Inc., Xomed Surgical Products and a number of privately held companies. Mr. Moorhead received an A.B. and an M.B.A. from Harvard University. He is a trustee of The Taft School and a member of the Overseers' Committee on University Resources, Harvard College.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN DIRECTORS NAMED ABOVE.

AGREEMENTS REGARDING DIRECTOR NOMINATIONS

     Mr. Moorhead serves as a director of the Company pursuant to certain provisions of an agreement between the Company, Warburg, Pincus Investors, L.P. ("WPI"), Dr. Gold and others which provide that the Company will nominate and use its best efforts to have elected up to two directors, designated by WPI while WPI owns more than 20% of the outstanding Common Stock or one director while it owns more than 10% of the outstanding Common Stock but less than 20%. Currently, WPI has designated one director, Mr. Moorhead, to serve on the Company's Board of Directors. Certain provisions of the same agreement provide that the Company will nominate and use its best efforts to have elected as a director one person designated by Dr. Gold if Dr. Gold were to increase his ownership to more than 10% of the outstanding Common Stock. Pursuant to Mr. Mahaffy's employment agreement with the Company, dated May 1, 1992, the Company will nominate and use its best efforts to have him elected as a director so long as he remains the Company's President and Chief Executive Officer.

DIRECTOR STANDARD OF CARE

     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunction, rescission or other forms of non-monetary relief would remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not taken or made in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions also do not affect a director's responsibilities under any other laws, such as federal securities laws.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors met four times during the fiscal year ended December 31, 1996. All members attended at least 75% of the total number of meetings of the Board of Directors during 1996.

     The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee, both appointed in August 1993. The Audit Committee currently consists of Directors James A. Eskridge and Carl F. Pollard and the Compensation Committee currently consists of Directors Moorhead and Hirsh. Mr. Eskridge's and Mr. Pollard's terms of office as directors will not continue after the Annual Meeting.

     The principal responsibilities of the Audit Committee include recommending the selection of the Company's independent auditors, reviewing with the independent auditors their audit scope and fees and advising the Board of Directors from time to time on the financial affairs of the Company. The Audit Committee held two formal meetings during 1996, which both committee members attended.

     The principal functions of the Compensation Committee include reviewing basic compensation arrangements for senior management, approving incentive compensation and stock option awards to management personnel and others and advising the Board of Directors from time to time on the organization and structure of the management of the Company. See -- "Report of the Compensation Committee of the Board of Directors." The Compensation Committee held five formal meetings during 1996, which both Committee members attended.

COMPENSATION OF DIRECTORS AND RELATED TRANSACTIONS

     The Company presently does not pay its directors for serving on the Board of Directors or its committees but, beginning with the May 1997 Board of Directors meeting, the Company will pay each director, who is not an employee of the Company or an employee of an affiliate of the Company, $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors that he or she attends in person and $500 for each meeting that he or she attends by telephone; provided that, a director will not receive any compensation for attending a committee meeting that occurs on the same day as a meeting of the entire Board of Directors. Directors are also reimbursed for their out-of-pocket expenses incurred in attending meetings. Outside directors (non-employee directors who are not affiliated with Warburg, Pincus & Co. ("WP")) are eligible to receive an annual stock option grant under the Company's 1995 Director Option Plan (the "Director Plan"). Under the Director Plan, each new outside director of the Company is entitled to receive an option for 10,000 shares of the Company's Common Stock on the date on which such person first becomes an outside director. In addition, each outside director who has served on the Board of Directors for at least six months automatically is entitled to receive an option grant for 5,000 shares of Common Stock on the last business day prior to each annual meeting of stockholders of the Company. The options have a term of ten years, an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant and vest 50% on each anniversary date of the two years following the grant date; provided that, the optionee is still a director of the Company on the date of vesting. All options held by a director terminate if they are not exercised within two years of such director's ceasing to be a director of the Company. Options for up to 500,000 shares of Common Stock have been reserved for issuance under the Director Plan. In 1996, each of Messrs. Eskridge, Hirsh and Pollard received an option grant for 5,000 shares of Common Stock.

     During 1996, the Company contributed $250,000 to the CU laboratory of Dr. Gold. In addition, the Company purchased approximately $15,589 of supplies for Dr. Gold's laboratory at CU. The Company has exclusive commercial rights in all of the research occurring in Dr. Gold's laboratory.

     During 1996, Dr. Baldeschwieler received $52,800 for technical and scientific services performed pursuant to a consulting agreement with the Company. The Company also contributed $25,000 to Dr. Baldeschwieler's laboratory at the California Institute of Technology during 1996.

     During 1993, the Company loaned Dr. Baldeschwieler $134,000 at an interest rate of 4.37% to pay taxes incurred in connection with the exercise of options to purchase Common Stock. On March 2, 1996, Dr. Baldeschwieler repaid the outstanding principal of the loan.

     Mr. Moorhead serves as Senior Managing Director of E.M. Warburg Pincus & Co., LLC ("EMW LLC") and is a general partner of WP, which is the beneficial owner of more than 10% of the Common Stock of the Company. Dr. Baldeschwieler and Dr. Hirsh are members of the Technical Advisory Board of EMW LLC.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, directors, certain officers and 10% stockholders of the Company are required to report to the Securities and Exchange Commission, by specific dates, transactions and holding in the Company's stock. To the Company's knowledge, all filing requirements applicable to its directors and officers were complied with during 1996.

                             EXECUTIVE COMPENSATION

     The information below is provided with respect to the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Officers") for the fiscal year ended December 31, 1996 and the two immediately preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                               ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                         --------------------------------   -----------------------   -------
                                                                OTHER       RESTRICTED   SECURITIES
                                                                ANNUAL        STOCK      UNDERLYING    LTIP      ALL OTHER
       NAME AND PRINCIPAL                SALARY     BONUS    COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS   COMPENSATION
            POSITION              YEAR     ($)       ($)         ($)          ($)(1)       (#)(2)       ($)         ($)
       ------------------         ----   -------   -------   ------------   ----------   ----------   -------   ------------
Patrick J. Mahaffy..............  1996   250,008    90,000          --         --          25,000       --          3,176(3)
President and Chief               1995   230,000   100,000          --         --         100,000       --            630(3)
Executive Officer                 1994   175,000    75,000          --         --              --       --            625(3)
Lawrence M. Gold................  1996   250,008    90,000          --         --              --       --          6,596(4)
Chairman of the Board and         1995   230,000   100,000          --         --              --       --          4,658(4)
Chief Scientific Officer          1994   220,000    30,000          --         --              --       --          3,000(4)
Michael E. Hart(5)..............  1996   166,952    50,086       5,086(6)      --              --       --          2,500(7)
Vice President and                1995   137,571    55,028     285,181(6)      --              --       --          1,474(7)
Chief Financial Officer           1994        --        --          --         --              --       --             --
Paul G. Schmidt(5)..............  1996   163,466    60,482      86,703(8)      --           5,000       --          2,500(7)
Vice President, Drug              1995   135,444    52,642          --         --              --       --          2,500(7)
Delivery Research                 1994        --        --          --         --              --       --             --
Crispin G.S. Eley(5)............  1996   161,138    59,536          --         --           7,500       --          2,500(7)
Vice President, Pharmaceutical    1995   131,039    75,163          --         --          10,000       --          2,500(7)
Operations                        1994        --        --          --         --              --       --             --

---------------

(1) Upon commencement of his employment with the Company in June 1992, Mr. Mahaffy purchased 433,500 shares of Common Stock for an aggregate of $2,550, the par value at such time, all of which shares have vested. Dr. Gold purchased 875,075 shares of Common Stock for an aggregate of $171.58, the par value at such time, shortly after NeXstar Pharmaceuticals was formed in 1991, all of which shares were vested at the time of such purchase. The value of restricted stock awarded at the time of purchase was equal to the price paid for the Common Stock by Mr. Mahaffy and Dr. Gold.

(2) In addition to these amounts, Dr. Schmidt and Dr. Eley, pursuant to the Company's 1994 Employee Stock Purchase Plan, in 1995 acquired 996 and 166 shares of Common Stock, respectively, for $7.23 per share and in 1996 acquired 1,157 and 313 shares of Common Stock, respectively, at an average per share price of $13.91 and $13.39, respectively.

(3) Represents payments of $625, $630 and $676 for 1994, 1995 and 1996, respectively, of insurance premiums for a term life insurance policy purchased by NeXstar Pharmaceuticals for the benefit of Mr. Mahaffy's estate in the amount of $500,000 and a 1996 matching contribution of $2,500 to the Company's 401(k) Plan.

(4) Represents payments of $3,000, $4,658 and $4,096 for 1994, 1995 and 1996,
    respectively, of insurance premiums for a term life insurance policy purchased by NeXstar Pharmaceuticals for the benefit of Dr. Gold's estate in the amount of $1.0 million and a 1996 matching contribution of $2,500 to the Company's 401(k) Plan.

(5) Represents compensation received on and after February 21, 1995. Prior to February 21, 1995, Messrs. Hart, Schmidt and Eley were employed by Vestar, Inc.

(6) These amounts include $156,800 paid to Mr. Hart in 1995 to reimburse Mr. Hart for his costs in connection with his relocation from the Company's offices in San Dimas, California to the Company's principal executive offices. These amounts also include $128,381 and $5,086 for 1995 and 1996, respectively, representing a tax gross-up of relocation costs paid to Mr. Hart.

(7) Represents matching contributions to the Company's 401(k) Plan.

(8) This amount includes $52,939 to reimburse Dr. Schmidt for his costs in connection with his relocation from the Company's offices in San Dimas, California to the Company's principal executive offices. This amount also includes $33,764 representing a tax gross-up of relocation costs paid to Dr. Schmidt.

OPTIONS GRANTED IN FISCAL YEAR ENDED DECEMBER 31, 1996

                                                 INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                            -----------------------------------------------------------       VALUE AT ASSUMED
                               NUMBER OF        % OF TOTAL                                    ANNUAL RATES OF
                              SECURITIES         OPTIONS       EXERCISE OR                STOCK PRICE APPRECIATION
                              UNDERLYING        GRANTED TO     BASE PRICE                   FOR OPTION TERM ($)
                            OPTIONS GRANTED     EMPLOYEES       ($/SHARE)    EXPIRATION   ------------------------
           NAME                 (#)(1)        IN FISCAL YEAR       (2)          DATE        5%(3)         10%(3)
           ----             ---------------   --------------   -----------   ----------   ---------      ---------
Patrick J. Mahaffy........      25,000             3.9           15.625        12/11/04     186,506        446,714
Lawrence M. Gold..........          --              --               --              --          --             --
Michael E. Hart...........          --              --               --              --          --             --
Paul G. Schmidt...........       5,000             0.8           15.625        12/11/04      37,301         89,343
Crispin G.S. Eley.........       7,500             1.2           15.625        12/11/04      55,952        134,014

---------------

(1) These options were granted on December 11, 1996 and vest 25% on each of the first four anniversary dates of the date of grant.

(2) The exercise price of all of the options was the fair market price of the Company's Common Stock on the date of the grant of the options.

(3) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of eight years at the annual rate of five and ten percent, respectively. If the stock price does not increase above the exercise price, compensation to the Named Officers will be zero.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 1996 AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                           SHARES                                   FY-END(#)                 FY-END($)(1)
                          ACQUIRED                          -------------------------   -------------------------
        NAME           ON EXERCISE(#)   VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
        ----           --------------   -----------------   -------------------------   -------------------------
Patrick J. Mahaffy...         --                 --           25,000/100,000               6,250/18,750
Lawrence M. Gold.....         --                 --                 --                          --
Michael E. Hart......         --                 --            73,791/4,528               507,185/21,612
Paul G. Schmidt......      7,260             92,195            87,120/9,179               661,213/19,946
Crispin G.S. Eley....         --                 --            59,223/19,436              376,322/23,043

---------------

(1) Value is calculated by (i) subtracting the exercise price per share from the year-end market value of $15.00 per share and (ii) multiplying the result in clause (i) by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

EMPLOYMENT CONTRACTS AND LOANS TO NAMED OFFICERS

     Mr. Mahaffy and the Company entered into a letter agreement in May 1992 which outlines the terms of Mr. Mahaffy's employment with the Company. Mr. Mahaffy presently receives a base salary of $300,000 per annum, subject to periodic review and adjustment by the Board of Directors based upon Mr. Mahaffy's performance. Mr. Mahaffy is also eligible for annual bonuses determined by and in the discretion of the Board of Directors. The Company has also purchased a $500,000 term life insurance policy for the benefit of Mr. Mahaffy's estate. Upon commencement of his employment, Mr. Mahaffy purchased 433,500 shares of Common Stock for an aggregate of $2,550, its par value at such time. All such shares of Common Stock are vested. If Mr. Mahaffy's employment is terminated without cause, he will receive a severance package as determined by the Board of Directors in its reasonable discretion.

     Dr. Gold has an employment agreement with the Company which expires on February 14, 2000, unless terminated by either party prior to such date. Unless earlier terminated, the term of Dr. Gold's employment agreement is extended one year on each February 14. Pursuant to the terms of the employment agreement, Dr. Gold's base salary is determined by the Board of Directors, but will always be greater than $200,000 per annum unless Dr. Gold agrees otherwise. Dr. Gold presently receives an annual salary of $300,000. In addition to the minimum salary required by Dr. Gold's employment agreement, Dr. Gold is eligible to participate in such fringe benefits as are generally made available to executives of the Company, including any incentive compensation programs which may be developed from time to time during the term of Dr. Gold's employment agreement. The Company has also purchased a $1,000,000 term life insurance policy for the benefit of Dr. Gold's estate. Dr. Gold can terminate his obligations under the employment agreement at any time upon 30 days' written notice. The Company can terminate Dr. Gold's employment (i) in the event of physical or mental incapacitation, (ii) if Dr. Gold joins the faculty of an academic institution other than CU or (iii) with or without cause. If Dr. Gold's employment is terminated pursuant to clause (i) above, he will be entitled to receive severance pay for the balance of the term of his employment agreement at the rate of 75% of his salary at the time his employment is terminated, reduced by applicable payroll taxes and the amount he receives during such period under any disability insurance policy or plan maintained by the Company or under Social Security or similar laws. If the Company terminates Dr. Gold's employment without cause, Dr. Gold will be entitled to receive severance pay for the balance of the term of the employment agreement at the rate of 100% of his salary in effect at the time his employment is terminated, reduce by applicable payroll taxes. If the Company terminates Dr. Gold's employment for cause or pursuant to clause (ii) above, then Dr. Gold will not be entitled to receive any severance pay.

     In June 1996, the Company loaned $87,500 to Dr. Paul Schmidt. The loan had an interest rate of 8.25% per annum and was repaid by Dr. Schmidt in October 1996.

     In June 1994, Vestar loaned $80,000 to Dr. Crispin Eley, who was appointed an executive officer of the Company on February 22, 1995. The amount has an interest rate of 7.25% per annum and is due on June 29, 1997.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Company's Board of Directors establishes the general compensation policies of NeXstar Pharmaceuticals, including reviewing the salary levels of and bonus payments to NeXstar Pharmaceuticals' executive officers. The Committee also administers the Company's 1993 Incentive Stock Plan (the "Incentive Stock Plan") and the 1994 Employee Stock Purchase Plan (the "Employee Stock Plan"). Committee members during 1996 were Mr. Rodman W. Moorhead, III and Dr. David I. Hirsh, both of whom are non-employee directors.

OBJECTIVES OF COMPENSATION POLICY

     The objectives of NeXstar Pharmaceuticals' executive compensation policy are to (i) attract and retain highly qualified personnel, including executives, scientists and administrative, marketing and medical/regulatory personnel with sufficient experience in the highly competitive biotechnology and pharmaceutical market; (ii) motivate and provide incentive to the Company's executive officers;
(iii) recognize and reward outstanding performance; and (iv) align the interests of NeXstar Pharmaceuticals' executive officers with the interests of NeXstar Pharmaceuticals' stockholders in maximizing the value of NeXstar Pharmaceuticals.

     The Committee believes that the compensation paid to its executive officers should be linked with each individual's personal performance and the overall performance of NeXstar Pharmaceuticals. In particular, the

Committee believes that a significant portion of each executive officer's compensation should be contingent upon the performance of the Company and the executive officer against an annual budget established for each of the Company and the executive officer.

     In view of NeXstar Pharmaceuticals' stage of development and the nature of the industry in which it conducts business, many of the traditional measures of corporate performance, such as earnings growth, are generally inapplicable in, or not appropriate standards for, evaluating the performance of NeXstar Pharmaceuticals or most of its executives. Rather, in assessing compensation levels for NeXstar Pharmaceuticals' executive officers, in addition to individual performance, the Committee measures the Company's success in its research and development programs, in achieving medical and regulatory milestones, in developing marketing and manufacturing capabilities, in raising capital necessary to fund the Company's activities and in such other matters as the Committee deems important to the Company. In evaluating these factors, the Committee does not assign relative rankings to each, but makes a subjective determination based on a collective consideration of all such factors.

     The Committee also reviews the compensation of all executive officers by comparing their compensation to executive compensation in other corporations as reported in salary survey data, including in surveys prepared for the Company, and other publicly available information. In making such comparisons, the Committee takes into account the compensation at companies with similar (a) market capitalization; (b) numbers of approved products and products in clinical and preclinical development; (c) levels and quality of research; (d) current and potential product revenues; and (e) organizational complexity, including the number of employees, number of office locations and level of integration of operations. The Committee believes that the Company has many of the attributes of its much larger competitors (i.e., it is a fully-integrated biopharmaceutical company that has its own manufacturing and worldwide marketing operations as well as two currently approved products), but also has many attributes of smaller research and development oriented companies which do not have fully-integrated operations and multiple approved products. In determining 1996 and 1997 compensation levels, the Committee did not adopt a policy of targeting specific compensation percentile rankings against a peer group of executives, but did attempt to fix cash and other executive compensation at levels in line with those which the Committee would expect to be paid to executives at corporations similar to the Company.

     The Committee has endorsed the policy that a significant portion of each executive officer's compensation should be contingent upon the performance of the Company and the officer. A significant portion of each executive officer's compensation is therefore in the form of a discretionary bonus payment with two thirds of the potential bonus, in the case of Mr. Mahaffy and Dr. Gold, and 50% of the potential bonus, in the case of the Company's other executive officers, being based on the degree to which the executive officer and the Company meet annual budgets established for such executive officer and the Company. Potential bonuses currently are set at between zero and 35% of base salary for the executive officers. For the fiscal year ended December 31, 1996, potential bonuses were set at between zero and 50% of each executive officer's base salary.

     The Committee believes that the Company's overall compensation program is appropriate and competitive and that the compensation levels of the Company's executives are appropriate relative to corporate performance and the compensation level of persons in similar positions with comparable corporations.

IMPLEMENTATION OF COMPENSATION POLICY

     In order to achieve the objectives of its current compensation policy, NeXstar Pharmaceuticals compensates its executive officers through three principal means: base salary, cash bonus payments and stock options.

     Base Salary. The Committee attempts to establish base salary levels for NeXstar Pharmaceuticals' executive officers that are competitive with the compensation paid to executive officers of other comparable companies in the biotechnology and pharmaceutical industry. In establishing these salary levels, the Committee has relied upon salary survey data and other publicly available information. The Committee also considers the experience of each executive officer as well as his or her past performance and expected future performance.

     Bonus Payments. Annual bonus payments are discretionary and the amount of the payments is generally based on the progress which NeXstar Pharmaceuticals has made during the prior year and the performance of the applicable executive officer. Annual budgets for the Company and each executive officer are established at the beginning of each fiscal year. Two thirds, in the case of Mr. Mahaffy and Dr. Gold, and 50%, in the case of the Company's other executive officers, of each executive officer's potential bonus is based on the performance of the executive officer in meeting his or her budget, the Company's performance in meeting its budget and the executive officer's contribution in assisting the Company in meeting its budget. The remaining portion of each executive officer's potential bonus is based on other factors, including the general performance of the Company and the executive officer, the accomplishments of the executive officer's group or department during the fiscal year and the level and difficulties of the executive officer's responsibilities. Bonus payments are intended to provide additional incentive to NeXstar Pharmaceuticals' executive officers and to reward performance. Potential bonuses for 1997 are limited to 35% of base salary for each executive officer. For the fiscal year ended December 31, 1996, potential bonuses were set at between zero and 50% of base salary for each executive officer. The actual bonuses earned by all of the executive officers of the Company for the fiscal year ended December 31, 1996 averaged 32% of base salary.

     Stock Options. In order to attract, retain and motivate executive officers, as well as other employees, NeXstar Pharmaceuticals adopted the Incentive Stock Plan. Pursuant to the Incentive Stock Plan, option grants have been priced at fair market value on the date of grant, vest over a period of four years and have a term of eight years for the Company's U.S. employees and five years for non-U.S. employees. Grants are generally made to employees, including executive officers, on the date of the first meeting of the Committee after such employee's date of hire and are based on salary level and position. All employees, including executive officers, are eligible for subsequent discretionary grants which are generally based on either individual and/or corporate performance. Through the grant of stock options, NeXstar Pharmaceuticals seeks to align the interests of its executive officers with the interests of its stockholders. During 1996, pursuant to the Incentive Stock Plan, the Company granted options to acquire a total of 72,500 shares of its Common Stock to its executive officers at an average exercise price of $15.625 per share. Additionally, the Company, pursuant to the Incentive Stock Plan, granted options to acquire 566,800 shares of Common Stock to individuals other than executive officers.

     Executive officers of the Company also are permitted to participate in the Stock Purchase Plan, which is open to all of the Company's full-time U.S. employees and most of the Company's non-U.S. employees. The Employee Stock Plan enables the Company's employees, including executive officers, to acquire the Company's Common Stock at a discount to the market price by allocating up to 10% of their base salary (subject to certain limits) to the acquisition of such stock.

TAX CONSIDERATIONS

     As part of its review, the Committee considers the anticipated tax effects on the Company and its employees of the payments made and benefits granted to the Company's officers. The Company's ability to deduct some types of compensation may depend upon the timing of an executive's vesting or exercise of previously granted rights. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1 million on the amount of compensation (other than qualifying performance-based and other types of compensation meeting certain requirements set forth in Section 162(m)) that may be deducted by the Company in any year with respect to the Company's chief executive officer and four other most highly compensated officers. Option grants under the Incentive Stock Plan meet the requirements for deductibility as performance-based compensation under Section 162(m). While the Committee considers various alternatives to preserve the deductibility of compensation payments to the Company's executive officers to the extent reasonably practicable, the Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m). To date, the Company has not been limited in taking any deductions as a result of Section 162(m).

KEY EXECUTIVE OFFICER COMPENSATION

     Mr. Mahaffy's base salary for 1996 was $250,008. Effective January 1997, Mr. Mahaffy's base salary was increased to $300,000 primarily to better align his salary with the base salaries of chief executive officers of comparable biotechnology companies and to recognize that the Company made several significant advances during 1996, including receiving approval for DaunoXome, the Company's liposomal formulation of daunorubicin, in the U.S. and several Western European countries; filing a New Drug Application (NDA) in the United States for AmBisome, the liposomal formulation of amphotericin B, and an Investigational New Drug Application (IND) in the U.S. for MiKasome, a liposomal formulation of amikacin; achieving product sales growth in 1996 of 39% greater than 1995 and 82% greater than 1994; and making significant progress in its research and development involving SELEX process-derived compounds and the Company's Parallel SELEX process. In addition, the Committee, in part, bases Mr. Mahaffy's compensation on the complexity of the Company compared to other biotechnology companies, taking into account that NeXstar Pharmaceuticals manufactures and markets its own products and is engaged in drug discoveries using a broad range of diverse technologies. The Committee based this salary level on available salary survey data and other publicly available information relating to companies which the Committee considered to be comparable to NeXstar Pharmaceuticals. In January 1997, Mr. Mahaffy was also awarded a bonus of $90,000 in recognition of his performance and efforts in 1996. In addition, on December 11, 1996, Mr. Mahaffy received an option grant for 25,000 shares of Common Stock with an exercise price of the then market price of $15.625 per share. The options vest 25% each year on the anniversary date of the grant and have a term of eight years. The options were granted in an effort to further align Mr. Mahaffy's interests with those of the stockholders.

     Dr. Gold's base salary in 1996 was $250,008. Effective January 1, 1997, Dr. Gold's base salary was increased to $300,000 which the Committee believes is appropriate given Dr. Gold's continuing scientific leadership role in the Company. In determining Dr. Gold's salary, the Committee also considered factors similar to those considered in determining Mr. Mahaffy's compensation. Dr. Gold was also awarded a bonus of $90,000 in January 1997 in recognition of his 1996 performance and his efforts in connection with the significant progress made by the Company in connection with a number of SELEX process-derived compounds, the Company's Parallel SELEX process and the Company's other technologies.

                                            COMPENSATION COMMITTEE

                                            RODMAN W. MOORHEAD, III, Chairman
                                            DAVID I. HIRSH

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Company's Common Stock since its initial public offering on January 28, 1994 through December 31, 1996 with the cumulative total return of the Nasdaq Composite (US) and the CBOE Biotech Index assuming a $100 investment at January 28, 1994 and reinvestment of dividends. The Company's Common Stock is listed on the Nasdaq National Market.

                          TOTAL RETURN TO STOCKHOLDERS
                 (ASSUMES $100 INVESTMENT ON JANUARY 28, 1994)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

                                         NEXSTAR
        MEASUREMENT PERIOD          PHARMACEUTICALS,     CBOE BIOTECH     NASDAQ COMPOSITE
      (FISCAL YEAR COVERED)               INC.               INDEX              (US)
01/28/94                                          100                100                100
12/30/94                                           49                 80                 94
06/30/95                                           78                 90                118
12/29/95                                          141                131                133
06/28/96                                          193                124                150
12/31/96                                          130                125                163

                PROPOSAL 2 -- AMENDMENT TO INCENTIVE STOCK PLAN

     The Company's 1993 Incentive Stock Plan ( the "Incentive Stock Plan") provides for the sale of shares of Common Stock or the issuance of incentive and non-qualified stock options exercisable for shares of Common Stock to the Company's employees, directors and consultants. Initially, 849,818 shares (after taking into account the Company's 1.7-to-1 stock split in November 1993) of the Common Stock were reserved for issuance under the Incentive Stock Plan. In May 1995, following Board of Director and stockholder approval, the number of shares of Common Stock reserved for issuance under the Incentive Stock Plan was increased by 1.5 million. In March 1997, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, an amendment to the Incentive Stock Plan increasing the number of shares of the Company's Common Stock reserved for issuance by 1,500,000. As of March 31, 1997, 421,137 shares of Common Stock remained available for future grant under the Incentive Stock Plan.

     The Incentive Stock Plan is designed to attract, retain and motivate employees, directors and consultants of the Company and to align the interest of the Company's employees, directors and consultants with those of the stockholders. In administering the Incentive Stock Plan, the Board of Directors, through its Compensation Committee, has priced the exercise price of the options it grants at the fair market value of the Common Stock on the date of grant. Newly granted options generally have vested over four years with a term of eight years for U.S. employees of the Company and a term of five years for non-U.S. employees and consultants.

     It is the desire of the Board of Directors that sufficient shares be available under the Incentive Stock Plan to permit its ongoing operation. Because of the increase in the number of employees of the Company and the limited number of shares of Common Stock which are available for future grants, the Board of Directors has determined that the shares of Common Stock available for future grants under the Incentive Stock Plan are insufficient. The stockholders are requested to approve the amendment to the Incentive Stock Plan which would reserve for issuance an additional 1,500,000 shares of Common Stock.

     Approval of the proposed amendment to the Incentive Stock Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. The Company intends to register the 1,500,000 share increase in Common Stock reserved under the Incentive Stock Plan on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving stockholder approval.

DESCRIPTION OF 1993 INCENTIVE STOCK PLAN

     Options may be granted under the Incentive Stock Plan to all employees, directors and consultants of the Company, except that only employees of NeXstar Pharmaceuticals may be granted incentive stock options (as defined in Section 422 of the Code). As of March 1, 1997, the Company employed 543 persons, of whom 14 were executive officers, and had seven directors, two of whom were executive officers of the Company. Additionally, as of March 1, 1997, 23 consultants had outstanding options granted under the Company's stock option plans. The Incentive Stock Plan is administered by the Compensation Committee of the Board of Directors, none of whose members is eligible to receive grants under the Incentive Stock Plan.

     Options granted may be either incentive stock options or non-qualified stock options. The per share exercise price of any option shall be determined by the Compensation Committee, provided that the per share exercise price for any incentive stock option may not be less than the fair market value of the Company's Common Stock on the date of grant and the exercise price for any non-qualified stock option may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The increments in which each option is exercisable are determined by the Compensation Committee, and the term of each option shall be as specified in the grantee's stock option agreement, provided that no option may be exercised after ten years from the date of grant, or more that three months after the termination of an optionee's employment or other relationship or more than 12 months after death or disability. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an incentive stock option, the exercise price may not be less than 110% of the fair market value of the Company's Common Stock on the date of grant. Upon the exercise of an option, payment may be made in cash or such other form as shall be approved by the Compensation Committee, including, at the sole discretion of the Compensation Committee, the surrender to the Company of shares of Common Stock previously acquired by the optionee at least six month prior to such surrender. No option may be granted under the Incentive Stock Plan after February 7, 2003. The options are non-transferable during the life of the option holder. Outstanding options and options reserved for additional issuance under the Incentive Stock Plan are subject to adjustments in the event of stock splits, stock dividends and similar events.

     As of March 31, 1997, options for 2,596,572 shares of Common Stock were outstanding under all of the Company's stock option plans of which options for 740,540 shares of Common Stock were held by the Company's executive officers, including options for 378,280 shares of Common Stock held by the Named Officers, and options for 1,856,032 shares of Common Stock were held by other individuals. The options outstanding on March 31, 1997 had an average exercise price of $12.25 per share with the exercise prices ranging between $0.69 and $25.00 per share. Pursuant to the Incentive Stock Plan, options exercisable for 72,500 shares of Common Stock were granted to the Company's executive officers during 1996 and options exercisable for 566,800 shares of Common Stock were granted to other individuals during 1996. During 1996, pursuant to the Incentive Stock Plan, the Named Officers were granted options for 37,500 shares of Common Stock as a group as follows: Patrick J. Mahaffy, Director, President and Chief Executive Officer, 25,000; Paul G. Schmidt, Vice President, Drug Delivery Research, 5,000; and Crispin G.S. Eley, Vice President, Pharmaceutical Operations, 7,500. Other than Mr. Mahaffy, during 1996 no director or nominee for director was granted any options under the Incentive Stock Plan. In addition, during 1996 options exercisable for 15,000 shares of Common Stock were granted under the Company's other stock option plans with none of the options being granted to the Company's executive officers. On March 31, 1997, the closing price of the Common Stock was $10.00 per share.

TAX INFORMATION

     Options granted under the Incentive Stock Plan may be either "incentive stock options," as defined in Section 422 of the Code, or "non-qualified options."

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are satisfied, the Company will not be entitled to any deduction. If the holding periods with respect to incentive stock options are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price of the shares. Subject to Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as non-qualified or non-statutory options. An optionee will not recognize any taxable income at the time he/she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Subject to Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a non-qualified option.

     Officers, directors and holders of more than 10% of the Common Stock ("insiders") are subject to special rules regarding the recognition of income with respect to options. As a result of the rules under Section 16(b) of the Securities Exchange Act of 1934, insiders, depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Incentive Stock Plan and does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE INCENTIVE STOCK PLAN.

                PROPOSAL 3 -- RATIFICATION OF THE APPOINTMENT OF
     ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR

     Ernst & Young LLP has served as the independent auditors for the Company since 1991, and upon recommendation of the Audit Committee of the Board of Directors, the Company has appointed Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1997. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives of Ernst & Young LLP will also have the opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     Stockholder proposals complying with the applicable rules under the Securities and Exchange Act of 1934 intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company by January 1, 1998 to be eligible for inclusion in the Company's proxy materials for such meeting. Such proposals should be directed to the Secretary of the Company at the principal executive offices of the Company.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other business to be presented at the Annual Meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment on such matters.

VOTING PROCEDURES

     Abstentions will be counted in the number of shares of Common Stock represented at the Annual Meeting. Shares underlying broker non-votes will not be counted as present at the Annual Meeting.

1996 ANNUAL REPORT AND FORM 10-K

     A COPY OF THE COMPANY'S 1996 ANNUAL REPORT TO STOCKHOLDERS AND A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "FORM 10-K") ACCOMPANY THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST. REQUESTS SHOULD BE ADDRESSED TO NEXSTAR PHARMACEUTICALS, INC., 2860 WILDERNESS PLACE, BOULDER, COLORADO 80301, ATTENTION: INVESTOR RELATIONS.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ LARRY W. SMITH

                                            Larry W. Smith
                                            Secretary

Boulder, Colorado
April 29, 1997

                         NEXSTAR PHARMACEUTICALS, INC.
                           1993 INCENTIVE STOCK PLAN


     1. Purpose of Plan. This Incentive Stock Plan is intended to encourage ownership of shares of NeXstar Pharmaceuticals, Inc. (the "Corporation") by the Corporation's officers, directors, employees, independent contractors, and senior academic consultants, thereby providing additional incentive for such Employees and Consultants to promote the success of the business. Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options, and Shares may be sold to Employees or Consultants hereunder, at the discretion of the Board and as reflected in the terms of the written option or stock restriction agreement.

     2. Definitions. As used herein, the following definitions shall apply:

        (a) "Board" shall mean the Board of Directors of the Corporation.

        (b) "Code" shall mean the Internal Revenue Code of 1986, the rules and regulations promulgated thereunder and the interpretations thereof, all as from time to time in effect.

        (c) "Corporation" shall mean NeXstar Pharmaceuticals, Inc., a Delaware corporation.

        (d) "Committee" shall mean the Committee appointed by the Board in accordance with Section 4(a) of the Plan, if one is appointed, or the Board if none has been appointed.

        (e) "Consultant" shall mean any person, including directors and senior academic consultants, performing services for the benefit of the Corporation or any Parent or Subsidiary of the Corporation as an independent consultant or adviser.

        (f) "Continuous Status as an Employee or a Consultant" shall mean the absence of any interruption or termination of service as an Employee or a Consultant, as applicable. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave or any other leave of absence approved by the Board, provided that either such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is provided or guaranteed by contract or statute.

        (g) "Employee" shall mean any person employed by the Corporation or any Parent or Subsidiary of the Corporation. The payment of a director's or consultant's fee by the Corporation shall not be sufficient to constitute "employment" by the Corporation.

        (h) "Fair Market Value" shall mean the average of the closing bid and asked prices of a share of Common Stock, as reported by The Wall Street Journal (or, if not reported, as otherwise quoted by the National Association of Securities Dealers through NASDAQ), on the date of the grant of any Option or the sale of any Common Stock to an Employee or Consultant under this Plan. In the event the Common Stock is not traded publicly, the Fair Market Value of a share of Common Stock on the date of the grant or sale shall be determined, in good faith, by the Board or the Committee and such determination shall be conclusive for all purposes. The Board or Committee shall take into account such factors affecting value as it, in its sole and absolute discretion, may deem relevant.

        (i) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        (j) "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

        (k) "Option" shall mean a stock option granted pursuant to the Plan.

        (1) "Optioned Stock" shall mean the Stock subject to an Option.

        (m) "Optionee" shall mean an Employee or Consultant who receives an Option.

        (n) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 425(e) of the Code.

        (o) "Plan" shall mean this Incentive Stock Plan.

        (p) "Share" shall mean a share of the Stock, as adjusted in accordance with Section 9 of the Plan.

        (q) "Stock" shall mean the Common Stock of the Corporation.

        (r) "Stock Agreement" shall mean the written agreement setting forth the grant of an Option and terms and conditions relating thereto (which need not be the same for each Option) or the terms of any restrictions in connection with a sale of Stock under this Plan, in the form attached hereto or such other form as the Board in its discretion may approve.

             (s) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 425(f) of the Code.

     3. Shares Subject to Plan.

        See Amendment.

        (b) Reservation of Shares. The Corporation, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Corporation of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     4. Administration of Plan.


        (b) Actions of the Board and Committee. All actions taken and all interpretations and determinations made by the Board or by the Committee in good faith (including determinations of Fair

Market Value) shall be final and binding on all Employees, Consultants, Optionees, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action or determination made in good faith in connection with this Plan, and all members of the Board or the Committee shall, in addition to their rights as directors, be fully protected by the Corporation with respect to any such action, determination or interpretation.

        See Amendment.

        (c) Powers of the Board. Subject to the provisions of the plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options or Nonstatutory Stock Options; (ii) to sell Stock to Employees or Consultants; (iii) to determine, upon review of the relevant information, the Fair Market Value of the Stock; (iv) to determine the price per share for any Stock to be sold or the exercise price per share of Options to be granted, which price shall be determined in accordance with Section 6 of the Plan; (v) to determine the Employees and Consultants to whom, the time or times at which, and the number of shares for which Options shall be granted or Stock shall be sold; (vi) to interpret the Plan; (vii) to prescribe, amend, and rescind rules and regulations relating to the Plan; (viii) to determine the terms and provisions of each Stock Agreement (which need not be the same for each Option or sale) and, with the consent of the holder thereof, modify, terminate or amend such Stock Agreement; (ix) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Corporation any Agreement required to effectuate the grant of an Option or the sale of any Stock; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     5. Eligibility.

        (a) Generally. Options may be granted and Stock may be sold to Employees and Consultants, provided that Incentive Stock options may only be granted to Employees. An Employee or Consultant who has been granted an Option or purchased any Stock may, if he is otherwise eligible, be granted additional Options or purchase additional shares of Stock.

        (b) Criteria. In making any determination as to Employees and Consultants to whom Options shall be granted or Stock shall be sold, the Committee shall take into account such factors as it shall deem relevant in accomplishing the purpose of the Plan, including but not limited to the Employee's or Consultant's loyalty, performance, and experience.

        (c) ISO Limitations with Respect to Price. In no event shall an Incentive Stock Option be granted to any person who, at the time such Option is granted, owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Corporation or of its parent or subsidiary corporation, unless the option price is at least 110% of the Fair Market Value of the stock subject to the Option, and such Option is by its terms not exercisable after the expiration of five (5) years from the date such Option is granted.

        (d) ISO Limitations with Respect to Shares. Moreover, the aggregate Fair Market Value (determined as of the time that option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual Employee during any single Calendar Year under this Plan and all the incentive stock option plans of the Corporation (and its parent and subsidiary corporations, if any), shall not exceed $100,000.

        (e) No Employee Contract. The Plan shall not confer upon any Employee or Consultant any right with respect to continuation of employment by or the rendition of consulting services to the Corporation, nor shall it interfere in any way with his or her right or the Corporation's right to terminate such employment or services at any time.

     6. Price.

        (a) Generally. The per share exercise price for any Option and the price for any Stock to be sold shall be such price as is determined by the Board. However, the exercise price of the Shares which shall be covered by each Incentive Stock Option shall be at least 100% of the Fair Market Value of the Shares at the time of granting the Incentive Stock option. The exercise price of a Nonstatutory Stock Option shall not be less than 85% of the Fair Market Value on the date of the grant of the Option. If an Incentive Stock Option is granted to an optionee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its Parent or any Subsidiary, the exercise price shall be as set forth in Section 5(c) above.

        (b) Payment. The purchase price for any sale of Stock shall be paid at the time of purchase and the exercise price shall be paid in full at the time of exercise of any Option in cash or in such other form of lawful consideration as the Board of Directors or the Committee may approve from time to time, including, without limitation, the transfer of outstanding shares of Stock as provided in Section 7(d) or the Employee's or Consultant's promissory note in form satisfactory to the Corporation and bearing interest at the applicable federal rate at the time of exercise.

     7. Options.

        (a) Generally. Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares for which the Option shall be granted, the option price of the Option, and all other terms and conditions of the Option.

        (b) Time of Granting Options. Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Corporation nor any action taken by the Committee shall constitute the granting of any Option. The granting of an Option shall take place only when a written Stock Option Agreement shall have been duly executed and delivered by or on behalf of the Corporation and the person to whom such option shall be granted.

        (c) Term of Option. The term of each Option may be up to ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement. However, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Corporation or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the Stock Option Agreement.

        (d) Exercise of Option.

            (i) Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Corporation or the Optionee, or both, and as shall be permissible under the terms of the Plan.

            (ii) An Option may not be exercised for a fraction of a Share.

            (iii) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Corporation in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Corporation. The Board, in its sole discretion, may permit an Optionee to surrender to the Corporation shares of Stock previously acquired by the optionee at least six (6) months prior to such surrender as part or full payment for the exercise of an Option. Such surrendered shares shall be valued at their Fair Market Value on the date of exercise of the Option. Until the issuance of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights a share holder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.

            (iv) Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

            (v) Except as otherwise specifically provided herein, an Option may not be exercised at any time unless the holder thereof shall have maintained Continuous Status as an Employee or Consultant of the Corporation or of one or more of its subsidiaries, or a parent corporation, from the date of the granting of the Option to the date of its exercise.

        (e) Termination of Employment. In the event that the employment of an Employee or the engagement of a Consultant to whom an Option shall have been granted shall be terminated other than by reason of death or disability, such Option may be exercised (to the extent that the Employee or Consultant shall have been entitled to do so at the termination of his employment or engagement) at any time within three months after such termination, but in any event no later than the date of expiration of the Option term. Notwithstanding this three-month period, if the holder of an Option (i) is terminated for "cause" (as hereinafter defined) or (ii) is terminated due to his expropriation of Corporation property (including trade secrets or other proprietary rights) , the Board shall have the authority, by notice to the holder of an Option, to immediately terminate such Option, effective on the date of termination of employment, and such Option shall no longer be exercisable to any extent whatsoever. As used herein, "cause" shall mean that the holder of an Option has willfully and intentionally engaged in material misconduct, gross neglect of duties or grossly negligent failure to act which materially and adversely affects the business or affairs of the Corporation, or has committed any act of fraud or any act not approved by the Board involving any material conflict of interest or self-dealing adverse to the Corporation, or has been convicted of a felony or any offense involving moral turpitude, or has unreasonably failed to comply with any reasonable direction from the Board with respect to a major policy decision affecting the Corporation, issued pursuant to its authority under the Bylaws of the Corporation, which direction is approved by a majority of the Board. So long as the holder of an Option shall maintain Continuous Status as an Employee or Consultant of the Corporation or one or more of its subsidiaries, his Option shall not be affected by any change of duties or position. To the extent that the holder of an Option was not entitled to exercise his Option at the time of his termination, or insofar as he does not exercise such Option to the extent he was entitled within the time specified herein, the Option shall itself terminate at the time of such termination.

        (f) Disability of Optionee. Notwithstanding the provisions of Section 7(e) above, in the event an Employee or Consultant is unable to continue his employment with or to perform services for the benefit of the Corporation as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within one year after termination due to such disability, exercise his Option to the extent he was entitled to exercise it at the date of such disability. To the extent that he was not entitled to exercise the Option at the date of disability, or insofar as he does not exercise such Option to the extent he was entitled within the time specified herein, the Option shall terminate.

        (g) Death of Optionee. Unless otherwise set forth in the Option Agreement, in the event of the death of an Optionee:

            (i) if Optionee dies during the term of the Option and is at the time of his death an Employee or Consultant of the Corporation who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within one year following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant one year after the date of death; or

            (ii) if Optionee dies within three (3) months after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within one year following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of such termination.

     8. Non-Transferability of Options. The Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     9. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Corporation, the number of shares of Stock covered by each outstanding Option and the number of shares of Stock which have been authorized for issuance under the Plan but as to which no Stock has been sold or Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or repurchase of Stock upon termination of employment, as well as the price per share of Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, the payment of a stock dividend with respect to the Stock, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Corporation (shares of Stock issued to University Research Corporation for nominal consideration pursuant to the Stock Purchase Agreement dated July 17, 1991, shall not be deemed issued without receipt of consideration); provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Option.

     10. Liquidation or Merger of the Corporation.

        (a) Liquidation. In the event of a proposed dissolution or liquidation of the Corporation, the Option shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Shares covered by an Option, including Shares as to which the Option would not otherwise be exercisable.

        (b) Sale of Assets, Merger or Consolidation. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation in a transaction in which the Corporation does not survive, the Board may, in the exercise of its sole discretion in such instances, give each Optionee the right to exercise his Option as to all or any part of the Shares covered by an Option, including Shares as to which the Option would not otherwise be exercisable. The Board shall notify the optionee that the Option shall be fully exercisable for a period of not less than ten (10) nor more than sixty (60) days from the date of such notice and, if such Option shall not be exercised, the Board may, in the exercise of its sole discretion in such instances, determine that the Option shall terminate upon the expiration of such period and be of no further force or effect.

     11. Withholding Taxes; Satisfied by Withholding Optioned Shares.

        (a) General. The Corporation, its Parent or any Subsidiary may take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Corporation, its Parent or any Subsidiary is required by law or regulation of any governmental authority, whether Federal, state or local, domestic or foreign, to withhold in connection with any option including, but not limited to, requiring the Optionee to pay such tax at the time of exercise or the withholding of issuance of shares of Stock to be issued upon the exercise of any Option until the Optionee reimburses the Corporation for the amount the Corporation is required to withhold with respect to such taxes, or, at the Corporation's sole discretion, cancelling any portion of such issuance of Stock in any amount sufficient to reimburse itself for the amount it is required to so withhold.

        (b) Satisfying Taxes by Withholding Optioned Shares. All Federal and state taxes required to be withheld or collected from an Optionee upon exercise of an Option may be satisfied by the withholding of a sufficient number of exercised Option Shares which, valued at Fair Market Value on the date of exercise, would be equal to the total withholding obligation of the Optionee for the exercise of such Option; provided, however, that if the Corporation is a public reporting corporation, no person who is an "officer" of the Corporation as such term is defined in Rule 3b-2 under the Securities Exchange Act of 1934 may elect to satisfy the withholding of Federal and state taxes upon the exercise of an Option by the withholding of Optioned Shares unless such election is made either (i) at least six months prior to the date that the exercise of the option becomes a taxable event or (ii) during any of the periods beginning on the third business day following the date on which the Corporation issues a news release containing the operating results of a fiscal quarter or fiscal year and ending on the twelfth business day following such date. Such election shall be deemed made upon receipt of notice thereof by an officer of the Corporation, by mail, personal delivery or by facsimile message, and shall (unless notice to the contrary is provided to the Corporation) be operative for all Option exercises which occur during the twelve-month period following election.

     12. Issuance of Share

        (a) Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance.

        (b) As a condition to the exercise of an Option or the sale of any Stock, the Corporation may impose various conditions, including a requirement that the person exercising such Option or purchasing such Stock represent and warrant, at the time of any such exercise, that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and such other restrictions on such Shares relating to employment or other matters as may be determined by the Committee.

     13. Effectiveness of Plan. The Plan shall become effective on February 8, 1993, but only if holders of the Corporation's Common and Preferred Stock entitled to vote on the matter shall have approved the Plan within twelve months after such date by an affirmative vote of at least a majority all such shares then outstanding (on a common equivalent basis).

     14. Termination and Amendment of Plan. The Plan shall terminate on February 7, 2003, and no Option shall be granted under the Plan after that date. The Board of Directors may at any time and from time to time modify or amend the Plan (including the form of any Stock Agreement) in such respects as it shall deem advisable, provided that without approval by a majority in interest of all the shares of the Corporation there shall be: (a) no increase in the total number of shares covered by the Plan (except by operation of Section 9 hereof), (b) no change in the formula for determining the exercise price or the maximum term of Options, (c) no change that would materially lessen the requirements as to eligibility for participation in the Plan, and
(d) no change in the class of persons eligible to receive options or rights under the Plan, including the definitions of "Employee" and "Consultant."

                             FIRST AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN


         Section 3(a) of the Corporation's 1993 Incentive Stock Plan is hereby amended and restated as follows:

     (a) Authorized Shares. There will be reserved for use from time to time under the Plan, an aggregate of 499,893 shares of Stock of $0.01 par value of the Corporation, subject to adjustment as provided in Section 9 below. As the Board of Directors of the Corporation shall from time to time determine, the Shares may be in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Corporation. If an Option should expire or become unexercisable for any reason without having been exercised in full the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan unless the Plan shall have been terminated. If any shares issued prior to the approval of this Plan to any employees, directors or consultants of the Corporation shall be repurchased by the Corporation, the number of such repurchased shares shall increase the aggregate number of shares available under the Plan.

                            SECOND AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN

         Section 3(a) of the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan is hereby amended and restated as follows:

     (a) Authorized Shares. There will be reserved for use from time to time under the Plan, an aggregate of 2,403,555 shares of Stock of $0.01 par value of the Corporation, subject to adjustment after December 31, 1994 as provided in
Section 9 below; provided, however, that any outstanding Option issued prior to December 31, 1994 shall be subject to adjustment as provided in Section 9 below from the time of the initial issuance of such Option, but the adjustment to any such Option for events prior to December 31, 1994 shall not affect the aggregate number of shares of Stock reserved for use from time to time under the Plan. As the Board of Directors of the Corporation shall from time to time determine, the Shares may be in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Corporation. If an Option should expire or become unexercisable for any reason without having been exercised in full the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan unless the Plan shall have been terminated. If any shares issued prior to the initial approval of this Plan to any employees, directors or consultants of the Corporation shall be repurchased by the Corporation after December 31, 1994, the number of such repurchased shares shall increase the aggregate number of shares available under the Plan.

                             THIRD AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN


The NeXagen, Inc. 1993 Incentive Stock Plan (the "NeXagen Plan") is amended effective as of September 20, 1995, as follows:

Amendment of the NeXagen. Inc. 1993 Incentive Stock Plan

     FIRST: Section 4(a) of the NeXagen Plan is amended to read in its entirety as follows:


         "(a) Procedure.

              (i) Multiple Administrative Bodies. If permitted by Rule 16b-3, the Plan may be administered by different bodies with respect to directors and officers, and Employees and Consultants who are neither directors nor officers.

              (ii) Administration With Respect to Directors and Officers Subject to Section 16(b). With respect to option grants made to officers and directors subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan shall be administered by (A) the Board, if the Board may administer the Plan in a manner complying with the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made, or (B) a committee designated by the Board to administer the Plan, which committee (the "Committee") shall be constituted to comply with the rules under Rule
     16b-3 relating to the disinterested administration of employee benefit plans under which Section 16(b) exempt discretionary grants and awards of equity securities are to be made. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules under Rule 16b-3 relating to the disinterested administration of employee benefit plans under which
     Section 16(b) exempt discretionary grants and awards of equity securities are to be made.

              (iii) Administration With Respect to Other Persons. With respect to Option grants made to persons who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board, which committee shall be constituted to satisfy Applicable Laws. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by tile Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws."

     SECOND: Section 4(c) of the NeXagen Plan is deleted.

     THIRD: Section 4(d) of the NeXagen Plan is renumbered as Section 4(c).

     FOURTH: In all other respects, the NeXagen Plan is hereby ratified and confirmed.

                            FOURTH AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN


     The NeXagen, Inc. 1993 Incentive Stock Plan (the "NeXagen Plan") is amended, effective as of May 29, 1996, as follows:

     FIRST Section 5(b) of the Plan is amended to add the following additional sentence at the end:

     "Notwithstanding any other provision of this Plan, no individual may be granted, in any fiscal year of the Corporation, an Option or cumulative Options to purchase more than 200,000 shares of Stock, except for the first year of an individuals employment relationship when he or she may receive an Option for up to an additional 200,000 shares of Stock in connection with the inception of his or her employment with the Corporation."

     SECOND In all other respects, the NeXagen Plan is hereby ratified and confirmed.

                                    PROPOSED

                             FIFTH AMENDMENT TO THE
                           1993 INCENTIVE STOCK PLAN


     FIRST Section 3(a) of the 1993 Incentive Stock Plan is hereby amended in its entirety to read as follows:

     (a) Authorized Shares. There will be reserved for use from time to time under the Plan an aggregate of 3,903,555 shares of Stock of $0.01 par value of the Corporation, subject to adjustment after December 31, 1994 as provided in
Section 9 below; provided, however, that any outstanding option issued prior to December 31, 1994 shall be subject to adjustment as provided in Section 9 below from the time of the initial issuance of such Option, but the adjustment to any such Option for events prior to December 31, 1994 shall not affect the aggregate number of shares of Stock reserved for use from time to time under the Plan. As the Board of Directors of the Corporation shall from time to time determine, the Shares may be in whole or in part, authorized but unissued Shares or issued Shares which shall have been reacquired by the Corporation. If an option should expire or become unexercisable for any reason without having been exercised in full the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan unless the Plan shall have been terminated. If any shares issued prior to the initial approval of this Plan to any employees, directors or consultants of the Corporation shall be repurchased by the Corporation after December 31, 1994, the number of such repurchased shares shall increase the aggregate number of shares available under the Plan.

     SECOND In all other respects, the 1993 Incentive Stock Plan is hereby ratified and confirmed.

                         NEXSTAR PHARMACEUTICALS, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1997


     The undersigned stockholder of NeXstar Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company, to be held at the Hotel Boulderado, Boulder, Colorado on May 28, 1997 at 8:30 a.m., M.D.T., and the Proxy Statement in connection therewith and (2) appoints Patrick J. Mahaffy, Michael E. Hart and Adam Cochran, or any of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to vote all of the shares of the Company's common stock, par value $0.01 per share, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997, and at any adjournments or postponements of such meeting, with all powers which the undersigned would possess if personally present, for the following purposes:


                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                        Please mark     [X]
                                                        your votes as
                                                        indicated in
                                                        this example


1. To elect seven (7) directors of the Company for one-year terms and until their respective successors are elected and qualified:

                FOR ALL                 WITHHOLD
               NOMINEES                 FOR ALL
          (except as marked
           to the contrary)

                 [ ]                      [ ]

LAWRENCE M. GOLD, Ph.D., JOHN D. BALDESCHWIELER, Ph.D.,
JUDITH A HEMBERGER, Ph.D., DAVID I. HIRSCH, Ph.D., ROGER
G. KENNEDY, PATRICK J. MAHAFFY, RODMAN W. MOORHEAD, III

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

----------------------------------------------------------

2. To amend the Company's 1993 Incentive Stock Plan to increase the number of shares of the Company's
    Common Stock reserved for issuance by 1,500,000:

        FOR             AGAINST           ABSTAIN

        [ ]               [ ]               [ ]


3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997:

        FOR             AGAINST           ABSTAIN

        [ ]               [ ]               [ ]


4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof:

        FOR             AGAINST           ABSTAIN

        [ ]               [ ]               [ ]



                                Check here if you plan
                                to attend the meeting

                                        [ ]


Signature(s)                      Signature if held jointly
            ----------------------                         ---------------------

Date         , 1997
    ---------

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                         NEXSTAR PHARMACEUTICALS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            WEDNESDAY, MAY 28, 1997
                               8:30 A.M. - M.D.T.
                                 BEING HELD AT
                                HOTEL BOULDERADO
                                2115 13TH STREET
                               BOULDER, COLORADO